SunOpta Inc. Reports Inducement Grants to CEO David J. Colo Under NASDAQ Listing Rule 5635(c)(4)

TORONTO—February 7, 2017—SunOpta Inc. ("SunOpta") (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today reported that in connection with the appointment of David J. Colo as President and Chief Executive Officer, effective February 6, 2017, the Company entered into an employment agreement with Mr. Colo which provided for the grant of a stock option award and restricted stock award. These inducement awards were approved by the SunOpta Board of Directors and granted as an inducement equity award outside the Company's 2013 Stock Incentive Plan in accordance with NASDAQ Listing Rule 5635(c)(4).

SunOpta granted Mr. Colo 50,000 restricted stock units, 473,940 performance-based stock options and 277,780 performance stock units, effective on his first day of employment. SunOpta will issue an additional 50,000 restricted stock units to Mr. Colo in the event he purchases an aggregate value of $1,000,000 of SunOpta common shares in the open market within a designated timeframe. The restricted stock units will vest in equal annual installments over three years, and each vested restricted stock unit will entitle Mr. Colo to receive one common share of SunOpta. The vesting of the stock options and the performance stock units will be subject to the satisfaction of stock price performance conditions during the three-year period ending February 6, 2020. One-third of the stock options and performance stock units will vest upon achieving a stock price of USD$11.00, one-third will vest upon achieving a stock price of USD$14.00, and one-third will vest upon achieving a stock price of USD$18.00, in each case for 20 consecutive trading days, subject to Mr. Colo’s continued employment during the three-year performance period. Each vested stock option will entitle Mr. Colo to purchase one common share of SunOpta at an exercise price equal to the closing price of SunOpta’s common shares as reported on Nasdaq on February 6, 2017. Each vested performance stock unit will entitle Mr. Colo to receive one common share of SunOpta without payment of additional consideration. Additional information regarding the awards and the terms of Mr. Colo’s other compensation will be described in a Current Report on Form 8-K to be filed by SunOpta.

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. The Company specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products, with a focus on strategic vertically integrated business models. The Company's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable-based product offerings, supported by a global sourcing and supply infrastructure.

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Dan Gagnier
Gagnier Communications
646-273-9391
dg@gagnierfc.com

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Scott Van Winkle
ICR
617-956-6736
scott.vanwinkle@icrinc.com